Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.
                Computation of ratio of earnings to fixed charges
                          (in thousands, except ratios)


                                                 Three-month period ended
                                                      March 31, 2002
                                                      --------------

Net Income....................................           $7,995
                                                       -----------
Fixed Charges
         Trustee Fees.........................               30
         Audit Fees...........................                5
         Administrative and Consulting Fees...              255.88

Total Fixed Charges...........................              290.88
                                                       -----------
Earnings before fixed charges.................         $  8,285.88
                                                       ===========
Fixed charges, as above.......................         $    290.88
                                                       ===========
Ratio of earnings to fixed charges............               28.49
                                                       ===========